Exhibit 99.1

OncoSec Medical Appoints Richard B. Slansky as Chief Financial Officer

SAN DIEGO — June 25, 2015 — OncoSec Medical Inc. (“OncoSec”) (NASDAQ: ONCS), a company developing DNA-based intratumoral cancer immunotherapies, today announced the appointment of Richard B. Slansky as the Company’s Chief Financial Officer, effective July 6, 2015. Mr. Slansky is responsible for leading financial operations and activities for OncoSec as well as managing financial plans and budgets. Veronica Vallejo, the current Chief Financial Officer of OncoSec, resigned from her position effective June 24, 2015 to pursue other opportunities.

“We could not be more pleased to have Richard join our executive team at OncoSec. Richard’s seasoned background in strategic financial planning for and management of publicly traded companies will help us further advance our clinical programs and achieve future growth objectives,” said Punit Dhillon, CEO and President of OncoSec. “We also want to thank Veronica Vallejo, who has served as our Chief Financial Officer since 2011. We deeply appreciate her dedication and valuable contributions to OncoSec’s growth.”

Mr. Slansky brings more than 25 years of senior management experience to OncoSec and has a proven track record managing financial investments for life science and technology companies. Prior to joining OncoSec, Mr. Slansky held various financial leadership positions, including: Chief Financial Officer at GenMark Diagnostics, Inc., a publicly traded DNA diagnostics company; Chief Financial Officer at Digirad Corporation, a publicly held specialty nuclear medical device company; and President, Chief Financial Officer and Director at SpaceDev, Inc., a publicly held space technology and aerospace company.

In his previous positions, Mr. Slansky showed a high success rate in raising capital, as well as balancing fiscal discipline and aggressive growth by cultivating business partnerships between R&D, sales, finance, and operations support. In addition, he has been instrumental in investing in technology and implementing process improvements, which fostered a culture of innovation and operational excellence in his companies.

Mr. Slansky earned a bachelor’s degree in economics and science from the University of Pennsylvania’s Wharton School of Business and a master’s degree in business administration in finance and accounting from the University of Arizona.

As an inducement material to Mr. Slansky entering into employment with OncoSec, the Compensation Committee of the Board of Directors of OncoSec has approved the grant to Mr. Slansky of an option to purchase up to 150,000 shares of its common stock at an exercise price equal to the fair market value of OncoSec’s common stock on the July 6, 2015 grant date of the option.  The option will have a term of ten (10) years and will generally be forfeited if not exercised before the expiration of that term, or, if earlier, after the ninetieth (90th) day after termination of Mr. Slansky’s employment.  Twenty-five percent (25%) of the shares underlying the award shall vest on the expiration of a ninety (90) day probationary period after the effective date of Mr. Slansky’s employment and the remaining seventy-five percent (75%) of the shares underlying the award shall vest in thirty-three (33) equal monthly installments thereafter.  The option will be granted outside of OncoSec’s 2011 Equity Incentive Plan, but will be subject to terms similar to those of non-qualified stock options granted under such plan.  This description of the inducement option grant to Mr. Slansky is in satisfaction of the disclosure requirements set forth in NASDAQ Listing Rule 5635(c)(4).

About OncoSec Medical Inc.

OncoSec Medical Inc. is a biopharmaceutical company developing its investigational ImmunoPulse™ intratumoral cancer immunotherapy. OncoSec’s core technology is designed to enhance the local delivery and uptake of DNA IL-12 and other DNA-based immune-targeting agents. Clinical studies of ImmunoPulse™ have demonstrated an acceptable safety profile and preliminary evidence of anti-tumor activity in the treatment of various skin cancers, as well as the potential to initiate a systemic immune response limiting the systemic toxicities associated with other treatments. OncoSec’s lead program evaluating ImmunoPulse™ for the treatment of metastatic melanoma is currently in Phase II development, and is being conducted in collaboration with several prominent academic medical centers. As the company continues to evaluate ImmunoPulse™ in its current indications, it is also focused on identifying and developing new immune-targeting agents, investigating additional tumor indications, and evaluating combination-based immunotherapy approaches. For more information, please visit www.oncosec.com.

This press release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Any statements in this release that are not historical facts may be considered such “forward-looking statements.” Forward-looking statements are based on management’s current preliminary expectations and are subject to risks and uncertainties, which may cause our results to differ materially and adversely from the statements contained herein. Some of the potential risks and uncertainties that could cause actual results to differ from those predicted include our ability to raise additional funding, our ability to acquire, develop or commercialize new products, uncertainties inherent in pre-clinical studies and clinical trials, unexpected new data, safety and technical issues, competition, and market conditions. These and additional risks and uncertainties are more fully described in OncoSec Medical’s filings with the Securities and Exchange Commission. Undue reliance should not be placed on forward-looking statements, which speak only as of the date they are made. OncoSec Medical disclaims any obligation to update any forward-looking statements to reflect new information, events or circumstances after the date they are made, or to reflect the occurrence of unanticipated events.

CONTACT:

Investor Relations:

Jordyn Kopin

OncoSec Medical Inc.

855-662-6732

investors@oncosec.com

Media Relations:

Mary Marolla

OncoSec Medical Inc.

855-662-6732

media@oncosec.com